The information in this preliminary prospectus supplement is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This preliminary prospectus supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

[FORM OF PROSPECTUS SUPPLEMENT TO BE USED IN
CONJUNCTION WITH FUTURE RIGHTS OFFERINGS]

PROSPECTUS SUPPLEMENT
(to Prospectus dated                 , 2011)

GOLUB CAPITAL BDC, INC.
Up to                 Shares of Common Stock
Issuable Upon Exercise of Rights
to Subscribe for Such Shares

We are an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940. Our investment objective is to provide our stockholders with current income and capital appreciation through debt and minority equity investments in middle-market companies.

GC Advisors LLC serves as our investment adviser. GC Service Company, LLC serves as our administrator. GC Advisors LLC and GC Service Company, LLC are affiliated with Golub Capital, a leading lender to middle-market companies that had over $      billion of capital under management as of            ,          .

We are issuing [transferable/non-transferable] subscription rights to our stockholders of record as of 5:00 p.m., New York City time, on           ,     entitling the holders thereof to subscribe for an aggregate of       shares of our common stock.  Record date stockholders will receive one right for each outstanding share of common stock owned on the record date.  The rights entitle the holders to purchase one new share of common stock for every        rights held.  [In addition, record date stockholders who fully exercise their rights will be entitled to subscribe, subject to the limitations described in this prospectus supplement and subject to allotment, for additional shares that remain unsubscribed as a result of any unexercised rights.]  [In addition, any non-record date stockholder who exercises rights is entitled to subscribe for remaining shares that are not otherwise subscribed for by record date stockholders, subject to the limitations described in this prospectus supplement and subject to allotment.]

Our common stock is traded on The NASDAQ Global Select Market under the symbol “GBDC”. The last reported closing price for our common stock on             ,      was $          per share. [The rights are transferable and will be listed for trading on the NASDAQ Global Select Market under the symbol “

The subscription price will be [describe means of computing subscription price].  The offer will expire at 5:00 p.m., New York City time, on           ,       , unless extended as described in this prospectus supplement.  We, in our sole discretion, may extend the period for exercising the subscription rights.  You will have no right to rescind your subscriptions after receipt of your payment of the estimated subscription price except as described in this prospectus supplement.

Shares of closed-end investment companies, including business development companies, frequently trade at a discount to their net asset value. If our shares trade at a discount to our net asset value, it will likely increase the risk of loss for purchasers in this offering. Investing in our common stock involves a high degree of risk. Before buying any securities, you should read the discussion of the material risks of investing in our common stock, including the risk of leverage, in “Risk Factors” beginning on page S-14 of this prospectus supplement and on page 14 of the accompanying prospectus.

This prospectus contains important information you should know before investing in our common stock. Please read it before you invest and keep it for future reference. We file annual, quarterly and current reports, proxy statements and other information about us with the Securities and Exchange Commission, or the SEC. This information is available free of charge by contacting us at 150 South Wacker Drive, Suite 800, Chicago, Illinois 60606, Attention: Investor Relations, or by calling us collect at (312) 205-5050. The SEC also maintains a website at http://www.sec.gov that contains such information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total(4)
Estimated subscription price(1)	$	$
Estimated sales load (underwriting discounts and commissions) (2)(3)	$	$
Proceeds to us, before estimated expenses(1)(3)	$	$

(1)  Estimated on the basis of [describe means of computing subscription price].  See “The Offer—Subscription Price.”
[(2)  In connection with this offering,                            , the dealer manager for this offering, will receive a fee for its financial advisory, marketing and soliciting services equal to     % of the subscription price per share for each share issued pursuant to the exercise of rights[, including pursuant to the over-subscription privilege].]
(3)  We estimate that we will incur offering expenses of approximately $       connection with this offering.  We estimate that net proceeds to us after expenses will be $          assuming all of the rights are exercised at the estimated subscription price.
(4)  Assumes all rights are exercised at the estimated subscription price.

The date of this prospectus supplement is                    , 2011

As a result of the terms of this offering, stockholders who do not fully exercise their rights will own, upon completion of this offer, a smaller proportional interest in us than they owned prior to the offering. [In addition, because the subscription price per share will likely be less than the net asset value per share, based on our current market price, the offer will likely result in an immediate dilution of net asset value per share for all of our stockholders.] This offering will also cause dilution in the distributions per share we are able to distribute subsequent to completion of the offering. Such dilution is not currently determinable because it is not known how many shares will be subscribed for, what the net asset value or market price of our common stock will be on the expiration date for the offer or what the subscription price will be. If the subscription price per share is substantially less than the current net asset value per share, such dilution could be substantial. Any such dilution will disproportionately affect non-exercising stockholders. [If the subscription price is less than our net asset value per share, then all stockholders will experience a decrease in the net asset value per share held by them, irrespective of whether they exercise all or any portion of their rights].  [See “Risk Factors—Your economic and voting interest in us, as well as your proportionate interest in our net asset value, may be diluted as a result of this rights offering” and “Dilution” in this prospectus supplement for more information.]

ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front cover of this prospectus supplement.  Our business, financial condition, results of operations, cash flows and prospects may have changed since that date.  We will update these documents to reflect material changes only as required by law.   We are offering to sell and seeking offers to buy, securities only in jurisdictions where offers are permitted.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering and also adds to and updates information contained in the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information and disclosure. To the extent the information contained in this prospectus supplement differs from the information contained in the accompanying prospectus, the information in this prospectus supplement shall control. You should read this prospectus supplement and the accompanying prospectus together with the additional information described under the heading, “Available Information” before investing in our common stock.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

Page

[Insert table of contents from base prospectus.]

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights some of the information in this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all of the information that you may want to consider. You should read the more detailed information set forth under “Risk Factors” and the other information included in this prospectus supplement and the accompanying prospectus carefully.

Except as otherwise indicated, the terms:

•
“we,” “us,” “our” and “Golub Capital BDC” refer to Golub Capital BDC, Inc., a Delaware corporation, and its consolidated subsidiaries, including the Securitization Issuer and Holdings, and, for the periods prior to consummation of the BDC Conversion (as defined below), Golub Capital BDC LLC, a Delaware limited liability company, and its consolidated subsidiaries;

•	“Holdings” refers to Golub Capital BDC 2010-1 Holdings LLC, our direct subsidiary, and “Securitization Issuer” refers to Golub Capital BDC 2010-1 LLC, our indirect subsidiary;

•	“Controlling Class” refers to the most senior class of notes of the Securitization Issuer then outstanding;

•	“Debt Securitization” refers to the $300 million term debt securitization that we completed on July 16, 2010;

•	“GC Advisors” refers to GC Advisors LLC, our investment adviser;

•	“GC Service” refers to GC Service Company, LLC, an affiliate of GC Advisors and our administrator; and

•
“Golub Capital” refers, collectively, to the activities and operations of Golub Capital Incorporated and Golub Capital Management LLC, which entities employ all of Golub Capital’s investment professionals, as well as GC Advisors, GC Service, associated investment funds and their respective affiliates.

On April 13, 2010, we converted from a limited liability company into a corporation. In this conversion, Golub Capital BDC, Inc. succeeded to the business of Golub Capital BDC LLC and its consolidated subsidiary, and the members of Golub Capital BDC LLC became stockholders of Golub Capital BDC, Inc. In this prospectus, we refer to such transactions as the “BDC Conversion.” Prior to the BDC Conversion, Golub Capital BDC LLC held all of the outstanding limited liability company interests in our predecessor, Golub Capital Master Funding LLC, or GCMF.

Golub Capital BDC

We are an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended, or the 1940 Act. In addition, for tax purposes, we have elected to be treated as a regulated investment company, or RIC, under Subchapter M of the Internal Revenue Code of 1986, as amended, or the Code. We were formed in November 2009 to continue and expand the business of our predecessor, GCMF, which commenced operations in July 2007, to make investments in senior secured, unitranche (a loan that combines characteristics of traditional first lien senior secured loans and second lien or subordinated loans), mezzanine (a loan that ranks senior only to a borrower’s equity securities and ranks junior to all of such borrower’s other indebtedness in priority of payment) and second lien loans of middle-market companies that are, in most cases, sponsored by private equity firms. In this prospectus, the term “middle-market” generally refers to companies having earnings before interest, taxes, depreciation and amortization, or EBITDA, of between $5 million and $40 million annually.

Our investment objective is to maximize the total return to our stockholders in the form of current income and capital appreciation through debt and minority equity investments. We intend to achieve our investment objective by (1) accessing the established loan origination channels developed by Golub Capital, a leading lender to middle-market companies with over $     billion of capital under management as of        ,      , (2) selecting investments within our core middle-market company focus, (3) partnering with experienced private equity firms, or sponsors, in many cases with whom we have invested alongside in the past, (4) implementing the disciplined underwriting standards of Golub Capital and (5) drawing upon the aggregate experience and resources of Golub Capital.

We seek to create a diverse portfolio that includes senior secured, unitranche, mezzanine and second lien loans and warrants and minority equity securities by primarily investing approximately $5 million to $25 million of capital, on average, in the securities of U.S. middle-market companies. We may also selectively invest more than $25 million in some of our portfolio companies and generally expect that the size of our individual investments will vary proportionately with the size of our capital base.

As discussed in the “ — Market Opportunity” section below, we believe senior secured, unitranche, mezzanine and second lien loans represent particularly attractive investments when compared to similar loans originated in the 2006 – 2008 period because we expect pricing to be more attractive and borrowing terms and deal structures to be more conservative.

Our Adviser

Our investment activities are managed by our investment adviser, GC Advisors. GC Advisors is responsible for sourcing potential investments, conducting research and due diligence on prospective investments and equity sponsors, analyzing investment opportunities, structuring our investments and monitoring our investments and portfolio companies on an ongoing basis. GC Advisors was organized in September 2008 and is a registered investment adviser under the Investment Advisers Act of 1940, as amended, or the Advisers Act. Under our amended and restated investment advisory agreement with GC Advisors, or the Investment Advisory Agreement, we pay GC Advisors a base management fee and an incentive fee for its services. See “Management Agreements — Management Fee” in the accompanying prospectus for a discussion of the base management fee and incentive fee, including the cumulative income incentive fee and the income and capital gains incentive fee, payable by us to GC Advisors. Unlike most closed-end funds whose fees are based on assets net of leverage, our base management fee is based on our average-adjusted gross assets (including leverage but adjusted to exclude cash and cash equivalents so that investors do not pay the base management fee on such assets) and, therefore, GC Advisors benefits when we incur debt or use leverage. Additionally, under the incentive fee structure, GC Advisors benefits when capital gains are recognized and, because it determines when a holding is sold, GC Advisors controls the timing of the recognition of capital gains. Our board of directors is charged with protecting our interests by monitoring how GC Advisors addresses these and other conflicts of interest associated with its management services and compensation. While not expected to review or approve each borrowing, our independent directors periodically review GC Advisors’ services and fees as well as its portfolio management decisions and portfolio performance. In connection with these reviews, our independent directors consider whether our fees and expenses (including those related to leverage) remain appropriate. See “Management Agreements — Board Approval of the Investment Advisory Agreement” in the accompanying prospectus.

GC Advisors is an affiliate of Golub Capital and has entered into a staffing agreement, or the Staffing Agreement, with two Golub Capital affiliates, Golub Capital Incorporated and Golub Capital Management LLC. Under the Staffing Agreement, these companies make experienced investment professionals available to GC Advisors and provide access to the senior investment personnel of Golub Capital and its affiliates. The Staffing Agreement provides GC Advisors with access to investment opportunities, which we refer to in the aggregate as deal flow, generated by Golub Capital and its affiliates in the ordinary course of their businesses and commits the members of GC Advisors’ investment committee to serve in that capacity. As our investment adviser, GC Advisors is obligated to allocate investment opportunities among us and its other clients fairly and equitably over time in accordance with its allocation policy. See “Related Party Transactions and Certain Relationships” in the accompanying prospectus.  However, there can be no assurance that such opportunities will be allocated to us fairly or equitably in the short-term or over time. GC Advisors seeks to capitalize on the significant deal origination, credit underwriting, due diligence, investment structuring, execution, portfolio management and monitoring experience of Golub Capital’s investment professionals.

An affiliate of GC Advisors, GC Service, provides the administrative services necessary for us to operate. See “Management Agreements — Administration Agreement” in the accompanying prospectus for a discussion of the fees and expenses we are required to reimburse to GC Service.

About Golub Capital

Golub Capital, founded in 1994, is a leading lender to middle-market companies, with a long track record of investing in unitranche and junior capital financings, which is our long-term investment focus. Golub Capital invested more than $     billion in unitranche and mezzanine transactions across a variety of market environments and industries between 2001 and              ,        . From 2005 through 2010, Golub Capital invested in more than 250 middle-market companies and, as of                 ,    , it held debt investments in more than         middle-market companies.

Golub Capital’s middle-market lending group is managed by a four-member senior management team consisting of Lawrence E. Golub, David B. Golub, Gregory W. Cashman and Andrew H. Steuerman. As of         ,          , Golub Capital’s    investment professionals had an average of over    years of investment experience and were supported by     administrative and back office personnel that focus on operations, finance, legal and compliance, accounting and reporting, marketing, information technology and office management.

Market Opportunity

We intend to pursue an investment strategy focused on investing in senior secured, unitranche, mezzanine and second lien loans of, and warrants and minority equity securities in, U.S. middle-market companies.

Target Market.  We believe that small and middle-market companies in the United States with annual revenues between $10 million and $2.5 billion represent a significant growth segment of the U.S. economy and often require substantial capital investments to grow. Middle-market companies have generated a significant number of investment opportunities for investment funds managed or advised by Golub Capital and we believe that this market segment will continue to produce significant investment opportunities for us.

Specialized Lending Requirements.  We believe that several factors render many U.S. financial institutions ill-suited to lend to U.S. middle-market companies. For example, based on the experience of our management team, lending to U.S. middle-market companies (1) is generally more labor intensive than lending to larger companies due to the smaller size of each investment and the fragmented nature of information for such companies, (2) requires due diligence and underwriting practices consistent with the demands and economic limitations of the middle-market and (3) may also require more extensive ongoing monitoring by the lender.

Demand for Debt Capital.  We believe that private equity firms will continue to be active investors in middle-market companies. These private equity firms generally seek to leverage their investments by combining their capital with senior secured loans and/or mezzanine debt provided by other sources, and we believe that our capital is well positioned to partner with such equity investors. We expect such activity to be funded by the substantial amounts of private equity capital that have been raised in recent years.

Refinancing Requirements.  We believe the debt associated with a large number of middle-market leveraged mergers and acquisitions completed from 2005 to 2008 will start to come due in the near term and, accordingly, we believe that new financing opportunities will increase as many leveraged companies seek to refinance in the near term.

Deal Structures.  We believe that as a result of the credit crisis, many lenders are requiring less senior and total leverage and more comprehensive loan covenants than was customary in the years leading up to the credit crisis.

Competitive Strengths

Deep, Experienced Management Team.  We are managed by GC Advisors, which has access through the Staffing Agreement to the resources and expertise of Golub Capital’s       employees, led by our chairman, Lawrence E. Golub, and our chief executive officer, David B. Golub. As of            ,        , the      investment professionals of Golub Capital had an average of over      years of investment experience and were supported by       administrative and back office personnel that focus on operations, finance, legal and compliance, accounting and reporting, marketing, information technology and office management. Golub Capital seeks to hire and retain high-quality investment professionals and reward those personnel based on investor returns. In 2009, Buyouts Magazine named Golub Capital “Middle-Market Lender of the Year” for the second consecutive year and M&A Advisor named Golub Capital the “Mezzanine Financing Agent of the Year” in 2009. These awards do not constitute an endorsement by any such publication or organization of the securities being offered by this prospectus supplement.

Leading U.S. Debt Platform Provides Access to Proprietary Relationship-Based Deal Flow.  GC Advisors gives us access to the deal flow of Golub Capital, one of the leading middle-market lenders in the United States. Reuters Loan Pricing Corporation ranked Golub Capital as the leading senior lender for middle-market leveraged buyouts (total debt financing of under $100 million) for 2009, based both on deal volume and number of deals. Since its inception, Golub Capital has completed at least one debt financing with over 110 sponsors and closed multiple debt financings with over 40 sponsors. We believe that Golub Capital receives relationship-based “early looks” and “last looks” at many investment opportunities in the U.S. middle-market market, allowing it to be highly selective in the transactions it pursues.

Disciplined Investment and Underwriting Process.  GC Advisors utilizes the established investment process of Golub Capital for reviewing lending opportunities, structuring transactions and monitoring investments. Using its disciplined approach to lending, GC Advisors seeks to minimize credit losses through effective underwriting, comprehensive due diligence investigations, structuring and the implementation of restrictive debt covenants.

Regimented Credit Monitoring.  Following each investment, GC Advisors implements a regimented credit monitoring system. This careful approach, which involves ongoing review and analysis by teams of professionals, has enabled us to identify problems early and to assist borrowers before they face difficult liquidity constraints.

Concentrated Middle-Market Focus.  Because of our focus on the middle-market, we understand the following general characteristics of middle-market lending:

•
middle-market companies are generally less leveraged than large companies and, we believe, offer more attractive investment returns in the form of upfront fees, prepayment penalties and higher interest rates;

•	middle-market issuers are more likely to have simple capital structures;

•	carefully structured covenant packages enable middle-market lenders to take early action to remediate poor financial performance; and

•	middle-market lenders can undertake thorough due diligence investigations prior to investment.

Organizational Structure

[Insert simplified organizational chart based on corporate structure at time of offering.]

Recent Developments

[Insert description of recent developments at time of offering.]

Operating and Regulatory Structure

Our investment activities are managed by GC Advisors and supervised by our board of directors, a majority of whom are independent of us, GC Advisors and its affiliates.

As a business development company, we are required to comply with certain regulatory requirements. For example, while we are permitted to finance investments using leverage, which may include the issuance of shares of preferred stock, or notes and other borrowings, our ability to use leverage is limited in significant respects. See “Regulation” in the accompanying prospectus.  Any decision on our part to use leverage will depend upon our assessment of the attractiveness of available investment opportunities in relation to the costs and perceived risks of such leverage. GC Advisors makes recommendations to our board of directors with respect to leverage policies. Our board of directors determines our leverage policy, including approving in advance the occurrence of material indebtedness and the execution of material contracts, and directs GC Advisors to implement such policies. The use of leverage to finance investments creates certain risks and potential conflicts of interest. See “Risk Factors — Risks Relating to our Business and Structure — There are significant potential conflicts of interest that could affect our investment returns. — Our management and incentive fee structure may create incentives for GC Advisors that are not fully aligned with the interests of our stockholders,” “Risks Relating to our Business and Structure — Regulations governing our operation as a business development company affect our ability to, and the way in which we, raise additional capital. As a business development company, the necessity of raising additional capital exposes us to risks, including the typical risks associated with leverage” and “Risks Relating to our Business and Structure —  We intend to finance our investments with borrowed money, which will magnify the potential for gain or loss on amounts invested and may increase the risk of investing in us” in the accompanying prospectus.

Also, as a business development company, we are generally prohibited from acquiring assets other than “qualifying assets” unless, after giving effect to any acquisition, at least 70% of our total assets are qualifying assets. Qualifying assets generally include securities of “eligible portfolio companies,” cash, cash equivalents, U.S. government securities and high-quality debt investments maturing in one year or less from the time of investment. Under the rules of the 1940 Act, “eligible portfolio companies” include (1) private domestic operating companies, (2) public domestic operating companies whose securities are not listed on a national securities exchange (e.g., the New York Stock Exchange, NYSE Amex Equities and The NASDAQ Global Market) or registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and (3) public domestic operating companies having a market capitalization of less than $250 million. Public domestic operating companies whose securities are quoted on the over-the-counter bulletin board and through Pink Sheets LLC are not listed on a national securities exchange and therefore are eligible portfolio companies. See “Regulation” in the accompanying prospectus supplement.

Conflicts of Interests

Subject to certain 1940 Act restrictions on co-investments with affiliates, GC Advisors offers us the right to participate in all investment opportunities that it determines are appropriate for us in view of our investment objective, positions, policies, strategies and restrictions as well as regulatory requirements and other relevant factors. Such offers are subject to the exception that, in accordance with GC Advisors’ code of ethics and allocation policies, we might not participate in each individual opportunity but will, on an overall basis, be entitled to participate equitably with other entities sponsored or managed by GC Advisors and its affiliates.

To the extent that we compete with entities sponsored or managed by GC Advisors or its affiliates for a particular investment opportunity, GC Advisors will allocate investment opportunities across the entities for which such opportunities are appropriate, consistent with (1) its internal conflict of interest and allocation policies, (2) the requirements of the Advisers Act and (3) certain restrictions under the 1940 Act regarding co-investments with affiliates. GC Advisors’ allocation policies are intended to ensure that, over time, we may generally share equitably in investment opportunities with other investment funds, accounts or other investment vehicles, together referred to as accounts, sponsored or managed by GC Advisors or its affiliates, particularly those involving a security with limited supply or involving differing classes of securities of the same issuer which may be suitable for us and such other accounts.

GC Advisors has historically sponsored or managed, and currently sponsors or manages, accounts with similar or overlapping investment strategies and has put in place a conflict-resolution policy that addresses the co-investment restrictions set forth under the 1940 Act. GC Advisors seeks to ensure the equitable allocation of investment opportunities when we are able to invest alongside other accounts sponsored or managed by GC Advisors and its affiliates. When we invest alongside such other accounts, such investments are made consistent with GC Advisors’ allocation policy. Under this allocation policy, GC Advisors will determine separately the amount of any proposed investment to be made by us and similar eligible accounts. We expect that these determinations will be made similarly for other accounts sponsored or managed by GC Advisors and its affiliates. If sufficient securities or loan amounts are available to satisfy our and each such account’s proposed investment, the opportunity will be allocated in accordance with GC Advisors’ pre-transaction determination. Where there is an insufficient amount of an investment opportunity to fully satisfy us and other accounts sponsored or managed by GC Advisors or its affiliates, the allocation policy further provides that allocations among us and other accounts will generally be made pro rata based on the amount that each such party would have invested if sufficient securities or loan amounts were available. In situations in which co-investment with other entities sponsored or managed by GC Advisors or its affiliates is not permitted or appropriate, such as when, in the absence of exemptive relief described below, we and such other entities would be making different investments in the same issuer, GC Advisors will need to decide whether we or such other entity or entities will proceed with the investment. GC Advisors will make these determinations based on its policies and procedures, which generally require that such opportunities be offered to eligible accounts on a basis that will be fair and equitable over time, including, for example, through random or rotational methods. We and GC Advisors have submitted an exemptive application to the SEC to permit greater flexibility to negotiate the terms of co-investments if our board of directors determines that it would be advantageous for us to co-invest with other accounts sponsored or managed by GC Advisors or its affiliates in a manner consistent with our investment objectives, positions, policies, strategies and restrictions as well as regulatory requirements and other pertinent factors. See “Related Party Transactions and Certain Relationships” in the accompanying prospectus.

GC Advisors and its affiliates have other clients with similar or competing investment objectives, including several private funds that are pursuing an investment strategy similar to ours, some of which are continuing to seek new capital commitments. In serving these clients, GC Advisors may have obligations to other clients or investors in those entities. Our investment objective may overlap with such affiliated accounts. GC Advisors’ allocation procedures are designed to allocate investment opportunities among the accounts sponsored or managed by GC Advisors and its affiliates in a manner consistent with its obligations under the Advisers Act. If two or more accounts with similar investment strategies are actively investing, GC Advisors will seek to allocate investment opportunities among eligible accounts in a manner that is fair and equitable over time and consistent with its allocation policy. See “Risk Factors — Risks Relating to our Business and Structure — Conflicts related to obligations GC Advisors’ investment committee, GC Advisors or its affiliates have to other clients” in the accompanying prospectus. Additionally, under our incentive fee structure, GC Advisors benefits when we recognize capital gains and, because GC Advisors determines when a holding is sold, GC Advisors controls the timing of the recognition of such capital gains. See “Risk Factors — Risks Relating to our Business and Structure — Our management and incentive fee structure may create incentives for GC Advisors that are not fully aligned with the interests of our stockholders” in the accompanying prospectus.  In addition, because the base management fee that we pay to GC Advisors is based on our average adjusted gross assets, including those assets acquired through the use of leverage, GC Advisors has a financial incentive to incur leverage.

Our principal executive offices are located at 150 South Wacker Drive, Suite 800, Chicago, Illinois 60606, and our telephone number is (312) 205-5050. Our corporate website is located at www.golubcapitalbdc.com. Information on our website is not incorporated into or a part of this prospectus.

Risk Factors

The value of our assets, as well as the market price of our securities, will fluctuate. Our investments may be risky, and you may lose all or part of your investment in us. See “Risk Factors” beginning on page          of the accompanying prospectus, and the other information included in the accompanying prospectus, for additional discussion of factors you should carefully consider before deciding to invest in our securities.

THE RIGHTS OFFERING

The Offer

We are issuing to stockholders of record, or record date stockholders, on           ,          , or the record date, one [transferable/non-transferable] right for each share of our common stock held on the record date. Each holder of the rights, or rights holder, is entitled to subscribe for one share of our common stock for every         rights held      [, which we refer to as the primary subscription right]. We will not issue fractional shares of our common stock upon the exercise of rights; accordingly, rights may be exercised only in multiples of         .

[The rights are transferable and will be listed for trading on The NASDAQ Global Select Market under the symbol “            ” during the course of this offer. See “The Offer.”]

Subscription Price

The subscription price per share will be [describe means of computing subscription price]. [Because the subscription price will be determined on the expiration date, rights holders who decide to acquire shares pursuant to the primary subscription right or pursuant to the over-subscription privilege will not know the actual purchase price of those shares when they make that decision.] See “The Offer—Subscription Price.”

[Over-Subscription Privilege

Record date stockholders who fully exercise all rights issued to them (other than those rights which cannot be exercised because they represent the right to acquire less than one share) are entitled to subscribe for additional shares of our common stock which were not subscribed for by other stockholders, which we refer to as the remaining shares. If sufficient remaining shares of our common stock are available, all record date stockholders’ over-subscription requests will be honored in full. In addition, any non-record date stockholder who exercises rights is entitled to subscribe for remaining shares that are not otherwise subscribed for by record date stockholders. Shares acquired pursuant to the over-subscription privilege are subject to certain limitations and pro rata allocations. See “The Offer—Over-Subscription Privilege.”]

Purpose of the Offer

Our board of directors has determined that it would be in the best interest of Golub Capital BDC and its stockholders to increase the capital available for making additional investments, as well as to pay operating expenses, temporarily repay debt and generally enhance our liquidity. We believe that we must have sufficient liquidity available to remain a credible source of capital. The offering will increase the capital available for us to make additional investments.   This offering gives existing stockholders the right to purchase additional shares at a price that is expected to be below market without incurring any commission or charge, while providing us access to additional capital resources. In connection with the approval of this rights offering, our board of directors considered, among other things, the following factors:

•	the subscription price relative to the market price and to our net asset value per share, including the likelihood that the subscription price will be below our net asset value per share;

•	the increased capital to be available upon completion of the rights offering for us to make additional investments consistent with our investment objective;

•	the dilution to be experienced by non-exercising stockholders;

•	the dilutive effect the offering will have on the dividends per share we distribute subsequent to completion of the offering;

•	[the terms and expenses in connection with the offering relative to other alternatives for raising capital, including fees payable to the dealer manager;]

•	the size of the offering in relation to the number of shares outstanding;

•	[the fact that the rights will be listed on The NASDAQ Global Select Market during the subscription period;]

•	the market price of our common stock, both before and after the announcement of the rights offering;

•	the general condition of the securities markets; and

•	any impact on operating expenses associated with an increase in capital, including an increase in fees payable to GC Advisors.

There can be no assurance of the amount of dilution that a stockholder will experience or that the rights offering will be successful.

[The purpose of setting the determination of the subscription price upon the expiration of the offer is to attract the maximum participation of stockholders in the offer, with minimum dilution to non-participating stockholders.]

[The transferable rights will allow non-participating stockholders the potential of receiving cash payment upon the sale of the rights, receipt of which may be viewed as partial compensation for the dilution of their interests.]

We cannot assure you that the current offering will be successful, or that by increasing the amount of our available capital, our aggregate expenses and, correspondingly, our expense ratio will be lowered. In addition, the management fee we pay to GC Advisors is based upon our gross assets, which include any cash or cash equivalents that we have not yet invested in the securities of portfolio companies.

[In determining that this offer is in our best interest and in the best interests of our stockholders, we have retained                   , the dealer manager for this offer, to provide us with financial advisory, marketing and soliciting services relating to this offer, including advice with respect to the structure, timing and terms of the offer. In this regard, our board of directors considered, among other things, using a fixed pricing versus variable pricing mechanism, the benefits and drawbacks of conducting a non-transferable versus a transferable rights offering, the effect on us if this offer is not fully subscribed and the experience of the dealer manager in conducting rights offerings.]

[Although we have no present intention to do so, we may, in the future and in our discretion, choose to make additional rights offerings from time to time for a number of shares and on terms which may or may not be similar to this offer, provided that our board of directors must determine that each subsequent rights offering is in the best interest of our stockholders. Any such future rights offering will be made in accordance with the 1940 Act.]

Sale of Rights

The rights are evidenced by a subscription certificate and are transferable until          ,       (or if the offer is extended, until the extended expiration date). The rights will be listed for trading on The NASDAQ Global Select Market under the symbol “         ”. We and the dealer manager will use our best efforts to ensure that an adequate trading market for the rights will exist. However, no assurance can be given that a market for the rights will develop. Trading in the rights on The NASDAQ Global Select Market may be conducted until close of trading on The NASDAQ Global Select Market on        ,        (or, if the offer is extended, until the extended expiration date). See “The Offer—Sale of Rights.”

How to Obtain Subscription Information

•	Contact your broker-dealer, trust company, bank or other nominee where your rights are held, or

•	Contact the information agent, , at . Broker-dealers and nominees may call .

How to Subscribe

•	Deliver a completed subscription certificate and payment to the subscription agent by the expiration date of the rights offering, or

•
If your shares are held in an account with your broker-dealer, trust company, bank or other nominee, which qualifies as an Eligible Guarantor Institution under Rule 17Ad-15 of the Exchange Act, have your Eligible Guarantor Institution deliver a notice of guaranteed delivery to the subscription agent by the expiration date of the rights offering.

Subscription Agent

will act as the subscription agent in connection with this offer.

Information Agent

will act as the information agent in connection with this offer. You may contact           toll-free with questions at           . Broker-dealers and nominees may call                 .

[Distribution Arrangements

will act as dealer manager for the offer. Under the terms and subject to the conditions contained in the dealer manager agreement, the dealer manager will provide financial advisory services and marketing assistance in connection with the offer and will solicit the exercise of rights and participation in the over-subscription privilege by our stockholders. The offer is not contingent upon any number of rights being exercised. We have agreed to pay the dealer manager a fee for its financial advisory, marketing and soliciting services equal to   % of the subscription price per share for shares issued pursuant to the exercise of rights, including pursuant to the over-subscription privilege. The dealer manager may reallow a portion of its fees to other broker-dealers that have assisted in soliciting the exercise of rights.]

Important Dates to Remember

Record Date
Subscription Period	(1)
Measurement Period for Subscription Price(2)	(1)
Expiration Date	(1)
Deadline for Delivery of Subscription Certificates and Payment for Shares(3)	(1)
Deadline for Delivery of Notice of Guaranteed Delivery(3)	(1)
Deadline for Delivery of Subscription Certificates and Payment for Shares pursuant to Notice of Guaranteed Delivery	(1)
Confirmations Mailed to Participants	(1)
Final Payment for Shares	(1)

(1)	Unless the offer is extended.

(2)	The subscription price will be [describe means of computing subscription price].

(3)
Participating rights holders must, by the expiration date of the offer (unless the offer is extended), either (1) deliver a subscription certificate and payment for shares or (2) cause to be delivered on their behalf a notice of guaranteed delivery.

FEES AND EXPENSES

The following table is intended to assist you in understanding the costs and expenses that an investor in shares of our common stock will bear directly or indirectly. However, we caution you that some of the percentages indicated in the table below are estimates and may vary. The following table excludes one-time fees payable to third parties not affiliated with GC Advisors that were incurred in connection with the Debt Securitization but includes all of the applicable ongoing fees and expenses of the Debt Securitization. Whenever this prospectus contains a reference to fees or expenses paid by “us” or “Golub Capital BDC,” or that “we” will pay fees or expenses, our common stockholders will indirectly bear such fees or expenses.

Stockholder transaction expenses:
Sales load (as a percentage of offering price)	%(1)
Offering expenses (as a percentage of offering price)	%(2)
Dividend reinvestment plan expenses	%(3)
Total stockholder transaction expenses (as a percentage of offering price)	%

Annual expenses (as a percentage of net assets attributable to common stock):
Management fees	%(4)
Incentive fees payable under the Investment Advisory Agreement (20%)	%(5)
Interest payments on borrowed funds	%(6)
Other expenses	%(7)
Total annual expenses	%(8)

(1)	The underwriting discounts and commissions with respect to the shares sold in this offering, which is a one-time fee, is the only sales load paid in connection with this offering.

(2)	Amount reflects estimated offering expenses of $ and is based on the offering of shares at the public offering price of $ per share.

(3)	The expenses associated with the dividend reinvestment plan are included in “Other expenses.” See “Dividend Reinvestment Plan” in the accompanying prospectus.

(4)
Our management fee is calculated at an annual rate equal to 1.375% and is based on the average adjusted gross assets (excluding cash and cash equivalents but including assets purchased with borrowed funds and securitization-related assets), at the end of the two most recently completed calendar quarters and is payable quarterly in arrears. See “Management Agreements — Management Fee” in the accompanying prospectus. The management fee referenced in the table above is based on actual amounts incurred during the three months ended         ,            by GC Advisors in its capacity as investment adviser to us and collateral manager to the Securitization Issuer, annualized for a full year as of            ,         .

GC Advisors, as collateral manager for the Securitization Issuer under the collateral management agreement, is entitled to receive an annual fee in an amount equal to 0.35% of the adjusted principal balance of the portfolio loans held by the Securitization Issuer at the beginning of the collection period relating to each payment date, which is payable in arrears on each payment date. This fee, which is less than the management fee payable under the Investment Advisory Agreement, is paid directly by the Securitization Issuer to GC Advisors and offset against such management fee. Accordingly, the 1.375% management fee paid by the Company to GC Advisors under the Investment Advisory Agreement on all of our assets, including those indirectly held through the Securitization Issuer, is reduced, on a dollar-for-dollar basis, by an amount equal to such 0.35% fee paid to GC Advisors by the Securitization Issuer. This fee may be waived by the collateral manager. The collateral management agreement does not include any incentive fee payable to GC Advisors.

For purposes of this table, the SEC requires that the “Management fees” percentage be calculated as a percentage of net assets attributable to common stockholders, rather than total assets, including assets that have been funded with borrowed monies because common stockholders bear all of this cost. If the base management fee portion of the “Management fees” percentage were calculated instead as a percentage of our total assets, our base management fee portion of the “Management fees” percentage would be approximately          % of total assets. The base management fee in the table above is based on net assets of $              million and leverage of $              million as of               ,          .

(5)
The incentive fee referenced in the table above is based on actual amounts incurred during the three months ended                ,           , annualized for a full year. We have structured the calculation of the incentive fee to include a fee limitation such that no incentive fee will be paid to GC Advisors for any quarter if, after such payment, the cumulative incentive fees paid to GC Advisors since the effective date of our election to become a business development company would be greater than 20.0% of our “Cumulative Pre-Incentive Fee Net Income.”

We accomplish this limitation by subjecting each quarterly incentive fee payable under the “Income and Capital Gain Incentive Fee Calculation” to a cap (the “Incentive Fee Cap”). The Incentive Fee Cap in any quarter is equal to the difference between (a) 20.0% of Cumulative Pre-Incentive Fee Net Income and (b) cumulative incentive fees of any kind paid to GC Advisors by Golub Capital BDC since April 13, 2010, the effective date of our election to become a business development company. To the extent the Incentive Fee Cap is zero or a negative value in any quarter, no incentive fee would be payable in that quarter. Cumulative Pre-Incentive Fee Net Income is equal to the sum of (a) Pre-Incentive Fee Net Investment Income for each period since April 13, 2010, the effective date of our election to be regulated as a business development company, and (b) cumulative aggregate realized capital gains, cumulative aggregate realized capital losses, cumulative aggregate unrealized capital depreciation and cumulative aggregate unrealized capital appreciation since April 13, 2010, the effective date of our election to be regulated as a business development company.

The income and capital gain incentive fee calculation (the “Income and Capital Gain Incentive Fee Calculation”) has two parts. The income component is calculated quarterly in arrears based on our Pre-Incentive Fee Net Investment Income for the immediately preceding calendar quarter.

Pre-Incentive Fee Net Investment Income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation. Because of the structure of the income component, it is possible that an incentive fee may be calculated under this formula with respect to a period in which we have incurred a loss. For example, if we receive Pre-Incentive Fee Net Investment Income in excess of the hurdle rate (as defined below) for a calendar quarter, the income component will result in a positive value and an incentive fee will be paid unless the payment of such incentive fee would cause us to pay incentive fees on a cumulative basis that exceed 20.0% of our Cumulative Pre-Incentive Fee Net Income.

Pre-Incentive Fee Net Investment Income, expressed as a rate of return on the value of our net assets (defined as total assets less indebtedness and before taking into account any incentive fees payable during the period) at the end of the immediately preceding calendar quarter, is compared to a fixed “hurdle rate” of 2.0% quarterly. If market interest rates rise, we may be able to invest our funds in debt instruments that provide for a higher return, which would increase our Pre-Incentive Fee Net Investment Income and make it easier for GC Advisors to surpass the fixed hurdle rate and receive an incentive fee based on such net investment income. Our Pre-Incentive Fee Net Investment Income used to calculate this part of the incentive fee is also included in the amount of our total assets (excluding cash and cash equivalents but including assets purchased with borrowed funds and securitization-related assets) used to calculate the 1.375% base management fee.

We calculate the income component of the Income and Capital Gain Incentive Fee Calculation with respect to our Pre-Incentive Fee Net Investment Income quarterly, in arrears, as follows:

•	zero in any calendar quarter in which the Pre-Incentive Fee Net Investment Income does not exceed the hurdle rate;

•
100.0% of our Pre-Incentive Fee Net Investment Income with respect to that portion of such Pre-Incentive Fee Net Investment Income, if any, that exceeds the hurdle rate but is less than 2.5% in any calendar quarter. We refer to this portion of our Pre-Incentive Fee Net Investment Income (which exceeds the hurdle rate but is less than 2.5%) as the “catch-up” provision. The catch-up is meant to provide GC Advisors with 20.0% of the Pre-Incentive Fee Net Investment Income as if a hurdle rate did not apply if this net investment income exceeds 2.5% in any calendar quarter; and

•
20.0% of the amount of our Pre-Incentive Fee Net Investment Income, if any, that exceeds 2.5% in any calendar quarter. The sum of these calculations yields the Income Incentive Fee. This amount is appropriately adjusted for any share issuances or repurchases during the quarter.

The second part of the Incentive Fee Calculation (the “Capital Gain Incentive Fee”) equals (a) 20.0% of our “Capital Gain Incentive Fee Base,” if any, calculated in arrears as of the end of each calendar year (or upon termination of the Investment Advisory Agreement, as of the termination date), commencing with the calendar year ending December 31, 2010, less (b) the aggregate amount of any previously paid Capital Gain Incentive Fees. Our Capital Gain Incentive Fee Base equals the sum of (1) our realized capital gains on a cumulative positive basis from April 13, 2010, the effective date of our election to become a business development company, through the end of each calendar year, (2) all realized capital losses on a cumulative basis and (3) all unrealized capital depreciation on a cumulative basis.

•
The cumulative aggregate realized capital losses are calculated as the sum of the amounts by which (a) the net sales price of each investment in our portfolio when sold is less than (b) the accreted or amortized cost base of such investment.

•
The cumulative aggregate realized capital gains are calculated as the sum of the differences, if positive, between (a) the net sales price of each investment in our portfolio when sold and (b) the accreted or amortized cost basis of such investment.

•
The aggregate unrealized capital depreciation is calculated as the sum of the differences, if negative, between (a) the valuation of each investment in our portfolio as of the applicable Capital Gain Incentive Fee calculation date and (b) the accreted or amortized cost basis of such investment.

As described above, the incentive fee will not be paid at any time where after such payment the cumulative incentives fees paid to date would be greater than 20.0% of the Cumulative Pre-Incentive Net Income since April 13, 2010. We will accrue the Capital Gain Incentive Fee if, on a cumulative basis, the sum of net realized gains/(losses) plus net unrealized appreciation/(depreciation) is positive. The Capital Gain Incentive Fee is calculated on a cumulative basis from the date we elected to become a business development company through the end of each calendar year. For the calendar year ended December 31, 2010, the Capital Gain Incentive Fee was zero. For a more detailed discussion of the calculation of the incentive fee, see “Management Agreements — Management Fee” in the accompanying prospectus.

(6)
Interest payments on borrowed funds represents our annualized interest expense as of          ,         and includes interest payable on the notes issued by the Securitization Issuer. For the three months ended        ,        , the effective annualized average interest rate, which includes all interest and amortization of debt issuance costs on the Debt Securitization, was          %. Debt issuance costs represent fees and other direct incremental costs incurred in connection with the Debt Securitization. These fees include a $1.74 million one-time structuring and placement fee paid to Wells Fargo Securities, LLC as well as legal fees, accounting fees, rating agency fees, and all other costs associated with the Debt Securitization.  [We do not currently anticipate issuing debt securities or preferred stock in the next 12 months.]

(7)
Includes our overhead expenses, including payments under the Administration Agreement based on our allocable portion of overhead and other expenses incurred by GC Service and any acquired fund fees and expenses that are not required to be disclosed separately. See “Management Agreements  — Administration Agreement” in the accompanying prospectus.  “Other expenses” are based on actual amounts incurred during the three months ended         ,      , annualized for a full year. “Other expenses” also includes the ongoing administrative expenses to the trustee, collateral manager, independent accountants, legal counsel, rating agencies and independent managers in connection with developing and maintaining reports and providing required services in connection with the administration of the Debt Securitization. The administrative expenses are paid by the Securitization Issuer on each payment date in two parts: (1) a component that is paid in a priority to other amounts distributed by the Securitization Issuer, subject to a cap equal to the sum of 0.04% per annum on the adjusted principal balance of the portfolio loans and other assets held by the Securitization Issuer on the last day of the collection period relating to such payment date, plus $150,000 per annum, and (2) a component that is paid in a subordinated position relative to other amounts distributed by the Securitization Issuer, equal to any amounts that exceed the aforementioned administrative expense cap.

(8)
All expenses of the Company, including all expenses of the Debt Securitization, are disclosed in the appropriate line items under “Annual Expenses (as a percentage of net assets attributable to common stock).” “Total annual expenses” as a percentage of consolidated net assets attributable to common stock are higher than the total annual expenses percentage would be for a company that is not leveraged. We borrow money to leverage our net assets and increase our total assets. The SEC requires that the “Total annual expenses” percentage be calculated as a percentage of net assets (defined as total assets less indebtedness and after taking into account any incentive fees payable during the period), rather than the total assets, including assets that have been funded with borrowed monies. The reason for presenting expenses as a percentage of net assets attributable to common stockholders is that our common stockholders bear all of our fees and expenses.

Example

The following example demonstrates the projected dollar amount of total cumulative expenses that would be incurred over various periods with respect to a hypothetical investment in our common stock. This example and the expenses in the table above should not be considered a representation of our future expenses, and actual expenses (including the cost of debt, if any, and other expenses) may be greater or less than those shown. These amounts assume (1) a            % sales load (underwriting discounts and commissions), (2) offering expenses totaling      % and (2) total net annual expenses of            % of net assets attributable to common shares as set forth in the table above (other than performance-based incentive fees). Transaction expenses are not included in the following example. For purposes of this table, we have assumed leverage of $        million, which was our actual leverage as of           ,             .

	1 year	3 years	5 years	10 years

You would pay the following expenses on a $1,000 investment, assuming a 5% annual return	$	$	$	$

While the example assumes, as required by the SEC, a 5% annual return, our performance will vary and may result in a return greater or less than 5%. The incentive fee under the Investment Advisory Agreement, which, assuming a 5% annual return, would either not be payable or have an immaterial impact on the expense amounts shown above, is not included in the example. Under our Investment Advisory Agreement, no incentive fee would be payable if we have a 5% annual return. If we achieve sufficient returns on our investments, including through the realization of capital gains, to trigger an incentive fee of a material amount, our expenses, and returns to our investors, would be higher. The example assumes that all dividends and other distributions are reinvested at net asset value. Under certain circumstances, reinvestment of dividends and other distributions under our dividend reinvestment plan may occur at a price per share that differs from net asset value. See “Dividend Reinvestment Plan” in the accompanying prospectus for more information.

RISK FACTORS

Investing in our securities involves a number of significant risks. Before you invest in our securities, you should be aware of various risks, including those described below and those set forth in the accompanying prospectus. You should carefully consider these risk factors, together with all of the other information included in this prospectus supplement and the accompanying prospectus, before you decide whether to make an investment in our securities. The risks set out below are not the only risks we face. Additional risks and uncertainties not presently known to us or not presently deemed material by us may also impair our operations and performance. If any of the following events occur, our business, financial condition, results of operations and cash flows could be materially and adversely affected. In such case, our net asset value and the trading price of our common stock could decline, and you may lose all or part of your investment. The risk factors described below, together with those set forth in the accompanying prospectus, are the principal risk factors associated with an investment in us as well as those factors generally associated with an investment company with investment objectives, investment policies, capital structure or trading markets similar to ours.

[The rights are non-transferable and there is no market for the rights.

Other than in very limited circumstances, you may not sell, give away or otherwise transfer your rights. Because the rights are non-transferable, there is no market or other means for you to directly realize any value associated with the rights. You must exercise the rights and acquire additional shares of our common stock to realize any value.]

Your economic and voting interest in us, as well as your proportionate interest in our net asset value, may be diluted as a result of this rights offering.

Stockholders who do not fully exercise their rights should expect that they will, at the completion of the offer, own a smaller proportional interest in us, including with respect to voting rights, than would otherwise be the case if they fully exercised their rights. We cannot state precisely the amount of any such dilution in share ownership because we do not know at this time what proportion of the shares will be purchased as a result of the offer.

In addition, if the subscription price is less than our net asset value per share, then our stockholders would experience an immediate dilution of the aggregate net asset value of their shares as a result of the offer. The amount of any decrease in net asset value is not predictable because it is not known at this time what the subscription price and net asset value per share will be on the expiration date of the rights offering or what proportion of the shares will be purchased as a result of the offer. Such dilution could be substantial.

This offering will also cause dilution in the dividends per share we are able to distribute subsequent to completion of the offering. In addition, our reported earnings per share will be retroactively adjusted to reflect the dilutive effects of this offering. See “Dilution.”]

[Insert any additional relevant risk factors not included in the base prospectus.]

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus supplement and the accompanying prospectus constitute forward-looking statements, which relate to future events or our future performance or financial condition. The forward-looking statements contained in this prospectus supplement and the accompanying prospectus involve risks and uncertainties, including statements as to:

•	our future operating results;

•	our business prospects and the prospects of our portfolio companies;

•	the effect of investments that we expect to make;

•	our contractual arrangements and relationships with third parties;

•	actual and potential conflicts of interest with GC Advisors and other affiliates of Golub Capital;

•	the dependence of our future success on the general economy and its effect on the industries in which we invest;

•	the ability of our portfolio companies to achieve their objectives;

•	the use of borrowed money to finance a portion of our investments;

•	the adequacy of our financing sources and working capital;

•	the timing of cash flows, if any, from the operations of our portfolio companies;

•	the ability of GC Advisors to locate suitable investments for us and to monitor and administer our investments;

•	the ability of GC Advisors or its affiliates to attract and retain highly talented professionals;

•	our ability to qualify and maintain our qualification as a RIC and as a business development company;

•	the impact on our business of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations issued thereunder; and

•	the effect of changes to tax legislation and our tax position.

Such forward-looking statements may include statements preceded by, followed by or that otherwise include the words “may,” “might,” “will,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “estimate,” “anticipate,” “predict,” “potential,” “plan” or similar words.

We have based the forward-looking statements included in this prospectus supplement on information available to us on the date of this prospectus supplement, and we assume no obligation to update any such forward-looking statements. Actual results could differ materially from those implied or expressed in our forward-looking statements for any reason, including the factors set forth as “Risk Factors” and elsewhere in this prospectus supplement and accompanying prospectus, and future results could differ materially from historical performance. Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that we may make directly to you or through reports that we have filed or in the future may file with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

You should understand that, under Sections 27A(b)(2)(B) of the Securities Act and Section 21E(b)(2)(B) of the Exchange Act, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with any offering of securities pursuant to this prospectus supplement, the accompanying prospectus or in periodic reports we file under the Exchange Act.

USE OF PROCEEDS

We estimate that net proceeds we will receive from this offering will be approximately $            million assuming all of the rights are exercised at the estimated subscription price and after deducting payments to the dealer manager of    % of the subscription price for each share issued pursuant to exercise of the rights and estimated offering expenses of approximately $            payable by us.

We intend to use the net proceeds from the sale of our securities to [invest in portfolio companies in accordance with our investment objective and strategies and for general corporate purposes]. We expect that our new investments will consist primarily of senior secured, unitranche, mezzanine and second lien loans. We will also pay operating expenses, including management and administrative fees, and may pay other expenses such as due diligence expenses of potential new investments, from the net proceeds of any offering of our securities.

We anticipate that we will use substantially all of the net proceeds of an offering for the above purposes within approximately six months after the completion of any offering of our securities, depending on the availability of appropriate investment opportunities consistent with our investment objectives and market conditions. We cannot assure you that we will achieve our targeted investment pace.

Until such appropriate investment opportunities can be found, we will invest the net proceeds of any offering of our securities primarily in cash, cash equivalents, U.S. government securities and high-quality debt investments that mature in one year or less from the date of investment. These temporary investments may have lower yields than our other investments and, accordingly, may result in lower distributions, if any, during such period. See “Regulation — Temporary Investments” in the accompanying prospectus for additional information about temporary investments we may make while waiting to make longer-term investments in pursuit of our investment objective.

CAPITALIZATION

The following table sets forth:

•	our actual capitalization as of , 20 ; and

•
our pro forma capitalization to give effect to the sale of shares of our common stock in this offering, assuming all rights are exercised at the estimated subscription price of $          and our receipt of the estimated net proceeds from that sale.

As of , 20
	Actual	Pro Forma
(dollars in thousands)
Assets:
Cash and cash equivalents	$	$
Investment at par value
Other assets
Total assets

Liabilities:
Debt
Other liabilities
Total liabilities

Net assets:
Common stock, par value $0.001 per share; 100,000,000 shares authorized, shares issued and outstanding shares issued and outstanding, pro forma
Paid in capital in excess of par
Capital distributions in excess of net investment income
Net unrealized appreciation on investments
Net realized gains (losses) on investments
Total stockholders’ equity
Net asset value per common share

DILUTION

As of              ,            , our net assets were $           million, or approximately $    per share. After giving effect to the sale of          shares of our common stock in this offering, assuming all rights are exercised at the estimated subscription price of $       per share, and our receipt of the estimated net proceeds from that sale, our pro forma net asset value would have been approximately $         million, or approximately $      per share, representing an immediate dilution of approximately $       per share to our existing stockholders.

The following table illustrates the dilutive effects of this offering on a per share basis, assuming all rights are exercised at the estimated subscription price of $          per share:
As of ,
	Actual	As Adjusted
Net asset value per common share	$	$

	Months Ended ,
	Actual		As Adjusted
Net increase in net assets resulting from net investment income per common share		$(1)		$(2)
Net decrease in net assets resulting from operations per common share		$(1)		$(2)
Distributions per common share	$			$(3)

(1)	Basic and diluted, weighted average number of shares outstanding is .
(2)
Assumes that on           ,          , the beginning of the indicated period, (1) all rights were exercised at the estimated subscription price of $        per share and (2)          shares of our common stock were issued upon exercise of such rights.

(3)	Assumes actual cash distributions divided by adjusted shares, including shares issued upon exercise of rights.

PRICE RANGE OF COMMON STOCK

Our common stock began trading on April 15, 2010 and is currently traded on The NASDAQ Global Select Market under the symbol “GBDC”. The following table lists the high and low closing sale price for our common stock, the closing sale price as a percentage of net asset value, or NAV, and quarterly distributions per share since shares of our common stock began being regularly quoted on The NASDAQ Global Select Market.

				Premium/	Premium/
				Discount	Discount
				of High	of Low
		Closing Sales		Sale Price	Sale Price	Declared
	NAV(1)	Price		to NAV(2)	to NAV(2)	Distributions(4)
		High	Low
Fiscal year ended September 30, 2010
Third quarter(3)	$14.67	$14.85	$12.85	101.2%	87.6%	$0.24
Fourth quarter	$14.71	$15.30	$13.83	104.0%	94.0%	$0.31

Fiscal year ended September 30, 2011
First quarter	$14.74	$17.95	$15.44	121.7%	104.7%	$0.31
Second quarter	$14.75	$17.60	$15.78	119.3%	107.0%	$0.32
Third quarter	$14.75	$16.30	$14.40	110.5%	97.6%	$0.32
[Fourth quarter (through 2011)]

(1)
NAV per share is determined as of the last day in the relevant quarter and therefore may not reflect the NAV per share on the date of the high and low sales prices. The NAVs shown are based on outstanding shares at the end of each period.

(2)	Calculated as of the respective high or low closing sales price divided by the quarter end NAV.

(3)	From April 15, 2010 (initial public offering) to June 30, 2010.

(4)	Includes a return of capital for tax purposes of approximately $0.06 per share for the fiscal year ended September 30, 2010.

Shares of business development companies may trade at a market price that is less than the NAV that is attributable to those shares. Our shares traded on The NASDAQ Global Select Market at $        as of       ,      . Our NAV was $        as of          ,        . The possibility that our shares of common stock will trade at a discount from NAV or at a premium that is unsustainable over the long term is separate and distinct from the risk that our NAV will decrease. It is not possible to predict whether our shares will trade at, above or below NAV in the future.

On            ,         , the last reported closing price of our common stock was $         per share. On         ,     , our board of directors declared a quarterly distribution of $     per share payable on            ,         to holders of record as of            ,           . As of             ,            we had           stockholders of record.

THE OFFER

Purpose of the Offer

Our board of directors has determined that it would be in the best interests of Golub Capital BDC and its stockholders to increase the capital available for making additional investments, as well as to pay operating expenses, temporarily repay debt and generally enhance our liquidity. We believe that we must have sufficient liquidity available to remain a credible source of capital. The offering will increase the capital available for us to make additional investments.  The current offering gives existing stockholders the right to purchase additional shares at a price that is expected to be below market without incurring any commission or charge, while providing us access to such additional capital resources. In connection with the approval of this rights offering, our board of directors considered, among other things, the following factors:

•	the subscription price relative to the market price and to our net asset value per share, including the likelihood that the subscription price will be below our net asset value per share;

•	the increased capital to be available upon completion of the rights offering for us to make additional investments consistent with our investment objective;

•	the dilution to be experienced by non-exercising stockholders;

•	the dilutive effect the offering will have on the dividends per share we distribute subsequent to completion of the offering;

•	[the terms and expenses in connection with the offering relative to other alternatives for raising capital, including fees payable to the dealer manager;]

•	the size of the offering in relation to the number of shares outstanding;

•	[the fact that the rights will be listed on The NASDAQ Global Select Market during the subscription period;]

•	the market price of our common stock, both before and after the announcement of the rights offering;

•	the general condition of the securities markets; and

•	any impact on operating expenses associated with an increase in capital, including an increase in fees payable to GC Advisors.

There can be no assurance of the amount of dilution that a stockholder will experience or that the rights offering will be successful.

The purpose of setting the determination of the subscription price upon the expiration of the offer is to attract the maximum participation of stockholders in the offer, with minimum dilution to non-participating stockholders.

[The transferable rights will allow non-participating stockholders the potential of receiving cash payment upon the sale of the rights, receipt of which may be viewed as partial compensation for the dilution of their interests.]

We cannot assure you that the current offering will be successful, or that by increasing the size of our available equity capital, our aggregate expenses and, correspondingly, our expense ratio will be lowered. In addition, the management fee we pay to GC Advisors is based upon our gross assets, which include any cash or cash equivalents that we have not yet invested in the securities of portfolio companies.

[In determining that this offer was in our best interest and in the best interests of our stockholders, we have retained                , the dealer manager for this offering, to provide us with financial advisory, marketing and soliciting services relating to this offer, including advice with respect to the structure, timing and terms of the offer. In this regard, our board of directors considered, among other things, using a fixed pricing versus variable pricing mechanism, the benefits and drawbacks of conducting a non-transferable versus a transferable rights offering, the effect on us if this offer is not fully subscribed and the experience of the dealer manager in conducting rights offerings.]

[Although we have no present intention to do so, we may, in the future and in our discretion, choose to make additional rights offerings from time to time for a number of shares and on terms which may or may not be similar to this offer, provided that our board of directors must determine that each subsequent rights offering is in the best interest of our stockholders. Any such future rights offering will be made in accordance with the 1940 Act.]

Terms of the Offer

We are issuing to record date stockholders [transferable/non-transferable] rights to subscribe for up to approximately                  shares. Each record date stockholder is being issued one [transferable/non-transferable] right for each whole share owned on the record date. The rights entitle each holder, or rights holder, to acquire at the subscription price one share for every           rights held [, which we refer to as the primary subscription right]. Rights may be exercised at any time during the subscription period, which commences on          ,     , the record date, and ends at 5:00 p.m., New York City time, on            ,     , the expiration date, unless extended by us.

The rights are [transferable and will be listed for trading on The NASDAQ Global Select Market under the symbol “       ” during the course of the offer/non-transferable]. The shares of our common stock issued pursuant to an exercise of rights will be listed on The NASDAQ Global Select Market under the symbol “GBDC”. The rights will be evidenced by subscription certificates which will be mailed to stockholders, except as discussed below under “—Foreign Stockholders.”

We will not issue fractional shares upon the exercise of rights; accordingly, rights may be exercised only in multiples of            .

The rights are [transferable/non-transferable]. [Rights holders who are not record date stockholders may purchase shares as described above, which we refer to as the primary subscription, and may be entitled to subscribe for shares pursuant to the over-subscription privilege (as described below).]

[Shares for which there is no subscription during the primary subscription will be offered, by means of the over-subscription privilege, first to record date stockholders who fully exercise the rights issued to them pursuant to this offering (other than those rights that cannot be exercised because they represent in the aggregate the right to acquire less than one share) and who wish to acquire more than the number of shares they are entitled to purchase pursuant to the exercise of their rights. In addition, any non-record date rights holder who exercises rights is entitled to subscribe for remaining shares that are not otherwise subscribed for by record date stockholders. Shares acquired pursuant to the over-subscription privilege are subject to certain limitations and pro rata allocations. See “—Over-Subscription Privilege” below.]

For purposes of determining the number of shares a record date stockholder may acquire pursuant to the offer, broker-dealers, trust companies, banks or others whose shares are held of record by Cede & Co. (“Cede”) or by any other depository or nominee will be deemed to be the holders of the rights that are issued to Cede or the other depository or nominee on their behalf.

There is no minimum number of rights which must be exercised in order for the offer to close.

[Over-Subscription Privilege

Shares not subscribed for by rights holders, which we refer to as remaining shares, will be offered, by means of the over-subscription privilege, first to record date stockholders who have fully exercised the rights issued to them and who wish to acquire more than the number of shares they are entitled to purchase pursuant to the basic subscription. Rights holders should indicate on the subscription certificate that they submit with respect to the exercise of the rights issued to them how many additional shares they are willing to acquire pursuant to the over-subscription privilege. If there are sufficient remaining shares, all record date stockholders’ over-subscription requests will be honored in full. If record date stockholder requests for shares pursuant to the over-subscription privilege exceed the remaining shares available, the available remaining shares will be allocated pro-rata among record date stockholders who over-subscribe based on the number of shares held on the record date. The percentage of remaining shares each over-subscribing stockholder may acquire will be rounded down to result in delivery of whole shares. The allocation process may involve a series of allocations to assure that the total number of remaining shares available for over-subscriptions is distributed on a pro-rata basis. The formula to be used in allocating the remaining shares is as follows:

Stockholder’s Record Date Position Total Record Date Position of All Over-Subscribers	×	Remaining Shares

Any rights holder other than record date stockholders who exercises rights is entitled to subscribe for remaining shares that are not otherwise over-subscribed for by record date stockholders. These non-record date rights holders should indicate in the subscription certificate submitted with respect to the exercise of any rights how many shares they are willing to acquire pursuant to the over-subscription privilege. We cannot assure non-record date rights holders that they will receive shares pursuant to the over-subscription privilege.

If sufficient remaining shares are available after the over-subscription privileges for the record date stockholders have been allotted, then all over-subscriptions by non-record date rights holders will be honored in full. If the remaining shares are insufficient to permit such allocation, the remaining shares will be allocated pro-rata among the non-record date rights holders who wish to exercise their over-subscription privilege, based on the number of rights held by such rights holders on the expiration date. However, if this pro-rata allocation results in any holder being allocated a greater number of shares than the holder subscribed for pursuant to the exercise of the over-subscription privilege, then such holder will be allocated only such number of shares pursuant to the over-subscription privilege as such holder subscribed for. The formula to be used in allocating the shares available to non-record date rights holders exercising their over-subscription privilege is as follows:

Non-Record Date Rights Holder’s Rights
Ownership as of the Expiration Date
Total Rights Ownership as of the Expiration Date of Non-Record
Date Rights Holders Exercising Their Over-Subscription Privilege
×	Shares Available for Non- Record Date Rights Holders Exercising Their Over-Subscription Privilege

Banks, brokers, trustees and other nominee holders of rights will be required to certify to the subscription agent, before any over-subscription privilege may be exercised with respect to any particular beneficial owner, as to the aggregate number of rights exercised pursuant to the primary subscription and the number of shares subscribed for pursuant to the over-subscription privilege by such beneficial owner and that such beneficial owner’s primary subscription was exercised in full. We will not offer or sell in connection with the offer any shares that are not subscribed for pursuant to the primary subscription or the over-subscription privilege.]

Subscription Price

The subscription price for the shares to be issued pursuant to the offer will be [describe means of computing subscription price]. [Since the expiration date will be               ,       (unless we extend the subscription period), rights holders will not know the subscription price at the time of exercise and will be required initially to pay for both the shares subscribed for pursuant to the primary subscription right and, if eligible, any additional shares subscribed for pursuant to the over-subscription privilege at the estimated subscription price of $         per share.]  See “—Payment for Shares” below. Rights holders who exercise their rights will have no right to rescind a purchase after receipt of their completed subscription certificates together with payment for shares by the subscription agent. We do not have the right to withdraw the rights or cancel this offer after the rights have been distributed.

Expiration of the Offer

The offer will expire at 5:00 p.m., New York City time, on               ,           , the expiration date, unless extended by us. The rights will expire on the expiration date of the rights offering and may not be exercised thereafter.

Our board of directors may determine to extend the subscription period, and thereby postpone the expiration date, to the extent our board of directors determines that doing so is in the best interest of our stockholders. For example, our board of directors may elect to extend the subscription period in the event there is substantial instability or volatility in the trading price of our common stock or the rights on The NASDAQ Global Select Market at or near the expiration date, or if any event occurs which causes trading to cease or be suspended on The NASDAQ Global Select Market or the financial markets generally. The foregoing are not the only circumstances under which this offer may be extended, and our board of directors is free to extend the subscription period at its discretion, provided it determines that doing so is in the best interests of our stockholders.

Any extension of the offer will be followed as promptly as practicable by announcement thereof, and in no event later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date. Without limiting the manner in which we may choose to make such announcement, we will not, unless otherwise required by law, have any obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release or such other means of announcement as we deem appropriate.

Information Agent

will act as the information agent in connection with the offering. The information agent will receive for its services a fee estimated to be approximately $        plus reimbursement of all out-of-pocket expenses related to the offering.                can be contacted at the below address:

Subscription Agent

will act as the subscription agent in connection with this offer. The subscription agent will receive for its administrative, processing, invoicing and other services a fee estimated to be approximately $             , plus reimbursement for all out-of-pocket expenses related to the offer.

Completed subscription certificates must be sent together with full payment of the subscription price for all shares subscribed for in the primary subscription and the pursuant to over-subscription privilege to the subscription agent by one of the methods described below. Alternatively, an Eligible Guarantor Institution may send notices of guaranteed delivery by facsimile to               which must be received by the subscription agent at or prior to 5:00 p.m., New York City time, on the expiration date of the rights offering. Facsimiles should be confirmed by telephone at            . We will accept only properly completed and duly executed subscription certificates actually received at any of the addresses listed below, at or prior to 5:00 p.m., New York City time, on the expiration date of the rights offering or by the close of business on the third business day after the expiration date of the rights offering following timely receipt of a notice of guaranteed delivery. See “—Payment for Shares” below. In this prospectus, close of business means 5:00 p.m., New York City time, on the relevant date.

Subscription Certificate Delivery Method	Address/Number
By Notice of Guaranteed Delivery:
Contact an Eligible Guarantor Institution, which may include a commercial bank or trust company, a member firm of a domestic stock exchange or a savings bank or credit union, to notify us of your intent to exercise the rights.

By First Class Mail Only (Not Overnight /Express Mail):

By Overnight Delivery:

Delivery to an address other than one of the addresses listed above will not constitute valid delivery.

Any questions or requests for assistance concerning the method of subscribing for shares or for additional copies of this prospectus or subscription certificates or notices of guaranteed delivery may be directed to the information agent at its telephone number and address listed below:

Stockholders may also contact their broker-dealers or nominees for information with respect to the offer.

[Sale of Rights

The Rights are Transferable

The rights will be listed for trading on The NASDAQ Global Select Market under the symbol “         ” subject to notice of issuance. We and the dealer manager will use our best efforts to ensure that an adequate trading market for the rights will exist, although no assurance can be given that a market for the rights will develop. Trading in the rights on The NASDAQ Global Select Market is expected to be conducted beginning on or about             ,          , and continuing until               ,             (or if the offer is extended, until the extended expiration date). Rights holders are encouraged to contact their broker-dealer, bank, trustee or other nominees for more information about trading of the rights.

Sales Through Subscription Agent and Dealer Manager

Stockholders who do not wish to exercise any or all of their rights may instruct the subscription agent to sell any rights they do not intend to exercise themselves through or to the dealer manager. Subscription certificates representing the rights to be sold through or to the dealer manager must be received by the subscription agent on or before             ,              (or if the offer is extended, on or before two business days prior to the extended expiration date). Upon the timely receipt by the subscription agent of appropriate instructions to sell rights, the subscription agent will ask the dealer manager either to purchase or to use its best efforts to complete the sale and the subscription agent will remit the proceeds of the sale to the selling stockholders. If the rights can be sold, sales of such rights will be deemed to have been effected at the weighted-average price received by the dealer manager on the day such rights are sold. The sale price of any rights sold to the dealer manager will be based upon the then current market price for the rights. The dealer manager will also attempt to sell all rights which remain unclaimed as a result of subscription certificates being returned by the postal authorities to the subscription agent as undeliverable as of the fourth business day prior to the expiration date of the rights offering. The subscription agent will hold the proceeds from those sales for the benefit of such non-claiming stockholders until such proceeds are either claimed or revert to the state pursuant to applicable state law. There can be no assurance that the dealer manager will purchase or be able to complete the sale of any such rights, and neither we nor the dealer manager has guaranteed any minimum sales price for the rights. If a stockholder does not utilize the services of the subscription agent and chooses to use another broker-dealer or other financial institution to sell rights, then the other broker-dealer or financial institution may charge a fee to sell the rights.

Other Transfers

The rights evidenced by a subscription certificate may be transferred in whole by endorsing the subscription certificate for transfer in accordance with the accompanying instructions. A portion of the rights evidenced by a single subscription certificate (but not fractional rights) may be transferred by delivering to the subscription agent a subscription certificate properly endorsed for transfer, with instructions to register such portion of the rights evidenced thereby in the name of the transferee and to issue a new subscription certificate to the transferee evidencing such transferred rights. In such event, a new subscription certificate evidencing the balance of the rights, if any, will be issued to the stockholder or, if the stockholder so instructs, to an additional transferee. The signature on the subscription certificate must correspond to the name as written upon the face of the subscription certificate in every particular, without alteration or enlargement, or any change. A signature guarantee must be provided by an Eligible Guarantor Institution as that term is defined in Rule 17Ad-15 under the Exchange Act, subject to the standards and procedures adopted by us.

Stockholders wishing to transfer all or a portion of their rights should allow at least five business days prior to the expiration date of the rights offering for (1) the transfer instructions to be received and processed by the subscription agent, (2) a new subscription certificate to be issued and transmitted to the transferee or transferees with respect to transferred rights, and to the transferor with respect to retained rights, if any, and (3) the rights evidenced by such new subscription certificate to be exercised or sold by the recipients thereof. Neither we nor the subscription agent nor the dealer manager shall have any liability to a transferee or transferor of rights if subscription certificates are not received in time for exercise or sale prior to the expiration date (or if the offer is extended, on or before two business days prior to the extended expiration date) of the rights offering.

Except for the fees charged by the subscription agent [and dealer manager], which will be paid by us, all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred or charged in connection with the purchase, sale or exercise of rights will be for the account of the transferor of the rights, and none of those commissions, fees or expenses will be paid by us, the subscription agent or the dealer manager.

We anticipate that the rights will be eligible for transfer through, and that the exercise of the primary subscription and the over-subscription privilege may be effected through, the facilities of the Depository Trust Company, or DTC. Holders of DTC exercised rights may exercise the over-subscription privilege in respect of such DTC exercised rights by properly completing and duly executing and delivering to the subscription agent, at or prior to 5:00 p.m., New York City time, on the day prior to the expiration date of the rights offering, a nominee holder over-subscription certificate or a substantially similar form satisfactory to the subscription agent, together with payment of the subscription price for the number of shares for which the over-subscription privilege is to be exercised.]

Methods for Exercising Rights

Rights are evidenced by subscription certificates that, except as described below under “—Foreign Stockholders,” will be mailed to record date stockholders or, if a record date stockholder’s shares are held by Cede or any other depository or nominee on their behalf, to Cede or such depository or nominee. Rights may be exercised by completing and signing the subscription certificate that accompanies this prospectus and mailing it in the envelope provided, or otherwise delivering the completed and duly executed subscription certificate to the subscription agent, together with payment in full for the shares at the estimated subscription price by the expiration date of the rights offering. Rights may also be exercised by contacting your broker, trustee or other nominee, who can arrange, on your behalf, to guarantee delivery of payment and delivery of a properly completed and duly executed subscription certificate pursuant to a notice of guaranteed delivery by the close of business on the third business day after the expiration date. A fee may be charged for this service. Completed subscription certificates and related payments must be received by the subscription agent prior to 5:00 p.m., New York City time, on or before the expiration date (unless payment is effected by means of a notice of guaranteed delivery as described below under “—Payment for Shares”) at the offices of the subscription agent at the address set forth above. Fractional shares will not be issued upon the exercise of rights.

[Exercise of the Over-Subscription Privilege

Record date stockholders who fully exercise all rights issued to them and rights holders other than record date stockholders, may both participate in the over-subscription privilege by indicating on their subscription certificate the number of shares they are willing to acquire. If sufficient remaining shares are available after the primary subscription, all over-subscriptions will be honored in full; otherwise remaining shares will be allocated first to record date stockholders and then (if any remaining shares are still available) to non-record date rights holders, and the number of remaining shares issued to some or all rights holders participating in the over-subscription privilege may be reduced as described under “—Over-Subscription Privilege” above. ]

Record Date Stockholders Whose Shares Are Held By a Nominee

Record date stockholders whose shares are held by a nominee, such as a bank, broker-dealer or trustee, must contact that nominee to exercise their rights. In that case, the nominee will complete the subscription certificate on behalf of the record date stockholder and arrange for proper payment by one of the methods set forth under “—Payment for Shares” below.

Nominees

Nominees, such as brokers, trustees or depositories for securities, who hold shares for the account of others, should notify the respective beneficial owners of the shares as soon as possible to ascertain the beneficial owners’ intentions and to obtain instructions with respect to the rights. If the beneficial owner so instructs, the nominee should complete the subscription certificate and submit it to the subscription agent with the proper payment as described under “—Payment for Shares” below.

All questions as to the validity, form, eligibility (including times of receipt and matters pertaining to beneficial ownership) and the acceptance of subscription forms and the subscription price will be determined by us, which determinations will be final and binding. No alternative, conditional or contingent subscriptions will be accepted. We reserve the right to reject any or all subscriptions not properly submitted or the acceptance of which would, in the opinion of our counsel, be unlawful.

We reserve the right to reject any exercise if such exercise is not in accordance with the terms of this rights offering or not in proper form or if the acceptance thereof or the issuance of shares of our common stock thereto could be deemed unlawful. We reserve the right to waive any deficiency or irregularity with respect to any subscription certificate. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. We will not be under any duty to give notification of any defect or irregularity in connection with the submission of subscription certificates or incur any liability for failure to give such notification.

Foreign Stockholders

Subscription certificates will not be mailed to foreign stockholders. Foreign stockholders will receive written notice of this offer. The subscription agent will hold the rights to which those subscription certificates relate for these stockholders’ accounts until instructions are received to exercise the rights, subject to applicable law. If no instructions have been received by the expiration date, such rights will expire.

Payment for Shares

Participating rights holders may choose between the following methods of payment:

(1)
A participating rights holder may send the subscription certificate together with payment for the shares acquired in the primary subscription and any additional shares subscribed for pursuant to the over-subscription privilege to the subscription agent based on the estimated subscription price of $           per share [(      % of $          , the last reported sale price of a share on The NASDAQ Global Select Market on           ,            )]. To be accepted, the payment, together with a properly completed and executed subscription certificate, must be received by the subscription agent at one of the subscription agent’s offices set forth above, at or prior to 5:00 p.m., New York City time, on the expiration date.

(2)
A participating rights holder may request a Eligible Guarantor Institution as that term is defined in Rule 17Ad-15 under the Exchange Act to send a notice of guaranteed delivery by facsimile or otherwise guaranteeing delivery of (i) payment of the full subscription price for the shares subscribed for in the primary subscription and any additional shares subscribed for pursuant to the over-subscription privilege and (ii) a properly completed and duly executed subscription certificate. The subscription agent will not honor a notice of guaranteed delivery unless a properly completed and duly executed subscription certificate and full payment for the shares is received by the subscription agent at or prior to 5:00 p.m., New York City time, on          ,            (or, if the offer is extended, by the close of business on the third business day after the extended expiration date).

All payments by a participating rights holder must be in U.S. dollars by money order or check or bank draft drawn on a bank or branch located in the United States and payable to Golub Capital BDC, Inc. The subscription agent will deposit all funds received by it prior to the final payment date into a segregated account pending pro-ration and distribution of the shares.

The method of delivery of subscription certificates and payment of the subscription price to us will be at the election and risk of the participating rights holders, but if sent by mail it is recommended that such certificates and payments be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment prior to 5:00 p.m., New York City time, on the expiration date or the date guaranteed payments are due under a notice of guaranteed delivery (as applicable). Because uncertified personal checks may take at least five business days to clear, you are strongly urged to pay, or arrange for payment, by means of certified or cashier’s check or money order.

On a date within      business days following the expiration date, the subscription agent will send to each participating rights holder (or, if rights are held by Cede or any other depository or nominee, to Cede or such other depository or nominee) a confirmation showing (1) the number of shares purchased pursuant to the primary subscription, (2) the number of shares, if any, acquired pursuant to the over-subscription privilege, (3) the per share and total purchase price for the shares, and (4) any additional amount payable to us by the participating rights holder or any excess to be refunded by us to the participating rights holder, in each case based on the subscription price as determined on the expiration date. Any additional payment required from a participating rights holder must be received by the subscription agent within ten business days after the confirmation date. Any excess payment to be refunded by us to a participating rights holder will be mailed by the subscription agent to the rights holder as promptly as practicable. No interest will be paid on any amounts refunded.

Whichever of the two methods described above is used, issuance of the shares purchased is subject to collection of checks and actual payment.  If a participating rights holder who subscribes for shares pursuant to the primary subscription or over-subscription privilege does not make payment of any amounts due by the expiration date, the date guaranteed payments are due under a notice of guaranteed delivery or within ten business days of the confirmation date, as applicable, the subscription agent reserves the right to take any or all of the following actions: (1) reallocate the shares to other participating rights holders in accordance with the over-subscription privilege; (2) apply any payment actually received by it from the participating rights holder toward the purchase of the greatest whole number of shares which could be acquired by such participating rights holder upon exercise of the primary subscription and/or the over-subscription privilege; and/or (3) exercise any and all other rights or remedies to which it may be entitled, including the right to set off against payments actually received by it with respect to such subscribed for shares.

All questions concerning the timeliness, validity, form and eligibility of any exercise of rights will be determined by us, whose determinations will be final and binding. We in our sole discretion may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any right. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. The subscription agent will not be under any duty to give notification of any defect or irregularity in connection with the submission of subscription certificates or incur any liability for failure to give such notification.

Participating rights holders will have no right to rescind their subscription after receipt of their payment for shares by the subscription agent, except as provided below under “—Notice of Net Asset Value Decline.”

Notice of Net Asset Value Decline

We will suspend the offer until we amend this prospectus if, subsequent to the effective date of this prospectus, our net asset value declines more than 10% from our net asset value as of that date. Accordingly, the expiration date would be extended and we would notify record date stockholders of the decline and permit participating rights holders to cancel their exercise of rights.

Delivery of Stock Certificates

Participants in our dividend reinvestment plan will have any shares that they acquire pursuant to the offer credited to their stockholder dividend reinvestment accounts in the plan. Stockholders whose shares are held of record by Cede or by any other depository or nominee on their behalf or their broker-dealers’ behalf will have any shares that they acquire credited to the account of Cede or the other depository or nominee. With respect to all other stockholders, stock certificates for all shares acquired will be mailed after payment for all the shares subscribed for has cleared, which may take up to 15 days from the date of receipt of the payment.

Federal Income Tax Consequences of the Offer

For federal income tax purposes, neither the receipt nor the exercise of the rights by record date stockholders will result in taxable income to such stockholders, and no loss will be realized if the rights expire without exercise.

A record date stockholder’s basis in a right will be zero unless either (1) the fair market value of the right on the date of distribution is 15% or more of the fair market value of the shares with respect to which the right was distributed or (2) the record date stockholder elects, in his or her federal income tax return for the taxable year in which the right is received, to allocate part of the basis of the shares to the right. If either of clauses (1) or (2) is applicable, then if the right is exercised, the record date stockholder will allocate his or her basis in the shares with respect to which the right was distributed between the shares and the right in proportion to the fair market values of each on the date of distribution.

The holding period of a right received by a record date stockholder includes the holding period of the shares with regard to which the right is issued. If the right is exercised, the holding period of the shares acquired begins on the date the right is exercised.

[If a right is sold, a gain or loss will be realized by the rights holder in an amount equal to the difference between the basis of the right sold and the amount realized on its disposition.]

A record date stockholder’s basis for determining gain or loss upon the sale of a share acquired upon the exercise of a right will be equal to the sum of the record date stockholder’s basis in the right, if any, and the subscription price per share. A record date stockholder’s gain or loss recognized upon a sale of a share acquired upon the exercise of a right will be capital gain or loss (assuming the share was held as a capital asset at the time of sale) and will be long-term capital gain or loss if the share is held for more than one year.

The foregoing is a general summary of the material U.S. federal income tax consequences of the offer under the provisions of the Code and Treasury regulations in effect as of the date of the prospectus that are generally applicable to record date stockholders who are United States persons within the meaning of the Code, and does not address any foreign, state or local tax consequences. The Code and Treasury regulations are subject to change or differing interpretations by legislative or administrative action, which may be retroactive. Participating rights holders should consult their tax advisors regarding specific questions as to foreign, federal, state or local taxes.

ERISA Considerations

Stockholders who are employee benefit plans subject to the Employee Retirement Income Security Act of 1974, or ERISA (including corporate savings and 401(k) plans), Keogh or H.R. 10 plans of self-employed individuals and individual retirement accounts should be aware that additional contributions of cash to a retirement plan (other than rollover contributions or trustee-to-trustee transfers from other retirement plans) in order to exercise rights would be treated as contributions to the retirement plan and, when taken together with contributions previously made, may result in, among other things, excise taxes for excess or nondeductible contributions. In the case of retirement plans qualified under Section 401(a) of the Code and certain other retirement plans, additional cash contributions could cause the maximum contribution limitations of Section 415 of the Code or other qualification rules to be violated. It may also be a reportable distribution and there may be other adverse tax and ERISA consequences if rights are sold or transferred by a retirement plan.

Retirement plans and other tax exempt entities, including governmental plans, should also be aware that if they borrow in order to finance their exercise of rights, they may become subject to the tax on unrelated business taxable income under Section 511 of the Code. If any portion of an individual retirement account is used as security for a loan, the portion so used is also treated as distributed to the IRA depositor. ERISA contains fiduciary responsibility requirements, and ERISA and the Code contain prohibited transaction rules that may impact the exercise of rights. Due to the complexity of these rules and the penalties for noncompliance, retirement plans should consult with their counsel and other advisers regarding the consequences of their exercise of rights under ERISA and the Code.

[Distribution Arrangements

                      , which is a broker-dealer and member of the Financial Industry Regulatory Authority, will act as dealer manager for this offer. Under the terms and subject to the conditions contained in the dealer management agreement, the dealer manager will provide financial advisory and marketing services in connection with this offer and will solicit the exercise of rights and participation in the over-subscription privilege. This offer is not contingent upon any number of rights being exercised. We have agreed to pay the dealer manager a fee for its financial advisory, marketing and soliciting services equal to           % of the aggregate subscription price for shares issued pursuant to this offer. In addition, we have agreed to reimburse the dealer manager an aggregate amount up to $            for its expenses incurred in connection with this offer.

The dealer manager will reallow to other broker-dealers that have executed and delivered a soliciting dealer agreement and have solicited the exercise of rights, solicitation fees equal to           % of the subscription price per share for each share issued pursuant to the exercise of rights as a result of their soliciting efforts, subject to a maximum fee based on the number of shares held by each broker-dealer through DTC on the record date. Fees will be paid by us to the broker-dealer designated on the applicable portion of the subscription certificates or, in the absence of such designation, to the dealer manager.

We have agreed to indemnify the dealer manager for, or contribute to losses arising out of, certain liabilities, including liabilities under the Securities Act. The dealer manager agreement also provides that the dealer manager will not be subject to any liability to us in rendering the services contemplated by the dealer manager agreement except for any act of bad faith, willful misfeasance, or gross negligence of the dealer manager or reckless disregard by the dealer manager of its obligations and duties under the dealer manager agreement. We have also agreed not to directly or indirectly sell, offer to sell, enter into any agreement to sell, or otherwise dispose of, any of our equity or equity related securities or securities convertible into such securities, other than the rights, the shares and the common stock issued in connection with the reinvestment of dividends or distributions, for a period of         days from the date hereof without the prior consent of the dealer manager.

The principal business address of the dealer manager is                      .

Prior to the expiration of this offer, the dealer manager may independently offer for sale shares, including shares acquired through purchasing and exercising the rights, at prices it sets. The dealer manager may realize profits or losses independent of any fees described in this prospectus.

This offering is being conducted in compliance with Rule 5110 of the Conduct Rules of the Financial Industry Regulatory Authority. ]

Additional Dealer Manager Compensation

The dealer manager and/or its affiliates have from time to time performed and may in the future perform various commercial banking, financial advisory and investment banking services for us and our affiliates for which they have received or will receive customary compensation. [Describe any specific transactions and compensation related thereto required to be disclosed by applicable law or regulation.]

Certain Effects of this Offer

GC Advisors will benefit from this offer because a portion of the investment advisory fee we pay to the GC Advisors is based on our gross assets. See “Management—Investment Advisory Agreement” in the accompanying prospectus.  It is not possible to state precisely the amount of additional compensation GC Advisors will receive as a result of this offer because it is not known how many shares will be subscribed for and because a substantial portion of the proceeds of the offer are expected to be used to repay outstanding indebtedness. However, assuming (1) all rights are exercised, (2) the average value of our gross assets, excluding proceeds from this offer, remains at approximately $        million, (3) the estimated subscription price is $         per share, and (4) all of the proceeds from the offer are invested in additional portfolio companies, and after giving effect to dealer manager fees and other expenses related to this offer, GC Advisors would receive additional annualized advisory fees of approximately $         , and the amount of the administrative fee received by GC Service would not change.          of our directors who voted to authorize this offer are interested persons of GC Advisors. The other            directors who approved this offer are not affiliated with the GC Advisors.

As a result of the terms of this offer, stockholders who do not fully exercise their rights will own, upon completion of this offer, a smaller proportional interest in us than they owned prior to the offer, including with respect to voting rights. [In addition, because the subscription price per share will likely be less than the net asset value per share, based on our current market price, the offer will likely result in an immediate dilution of net asset value per share for all of our stockholders. If the subscription price per share is substantially less than the current net asset value per share, such dilution could be substantial. Any such dilution will disproportionately affect non-exercising stockholders. If the subscription price is less than our net asset value per share, then all stockholders will experience a decrease in the net asset value per share held by them, irrespective of whether they exercise all or any portion of their rights. This offering will also cause dilution in the dividends per share we are able to distribute subsequent to completion of the offering. See “Dilution.”]

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial data for the fiscal years ended September 30, 2010, 2009, 2008 and for the fiscal period from July 27, 2007 (inception) through September 30, 2007, is derived from our consolidated financial statements that have been audited by McGladrey & Pullen, LLP, independent auditors. The Company’s consolidated financial statements for the       -month period ended            , 20   and 20    are unaudited. However, in our opinion, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation have been made. Interim results may not be indicative of the results of operations for a full fiscal year. This financial data should be read in conjunction with our consolidated financial statements and the notes thereto included elsewhere in this Prospectus and with “Management’s Discussion and Analysis of Financial Condition, Results of Operations and Cash Flows” which follows.

	Golub Capital BDC(1)				GCMF
	Months Ended		Years ended
	, 20	, 20	September 30, 2010		September 30, 2009		September 30, 2008		For the Period July 27, 2007 (inception) through September 30, 2007
	(unaudited)		(in thousands, except per share data)
Statement of Operations Data:
Total investment income	$	$	33,150		$33,338		$20,686		$1,868
Base management fee			3,328		2,849		1,726		134
Incentive fee			55		—		—		—
All other expenses			6,400		5,011		8,916		1,117
Net investment income			23,367		25,478		10,044		617
Net realized gain/(loss) on investments			(40)		(3,972)		(4,503)		—
Net change in unrealized depreciation on investments			2,921		(1,489		(8,957)		(558)
Net increase/(decrease) in net assets resulting from operations			26,248		20,017		(3,416)		59
Per share data:
Net asset value	$	$	14.71		N/A	(2)	N/A	(2)	N/A	(2)
Net investment income			N/A	(2)	N/A	(2)	N/A	(2)	N/A	(2)
Net realized gain on investments			N/A	(2)	N/A	(2)	N/A	(2)	N/A	(2)
Net change in unrealized depreciation on investments			N/A	(2)	N/A	(2)	N/A	(2)	N/A	(2)
Net increase in net assets resulting from operations			N/A	(2)	N/A	(2)	N/A	(2)	N/A	(2)
Per share distributions declared			0.55		N/A	(2)	N/A	(2)	N/A	(2)
Dollar amount of distributions declared			9,742		N/A	(2)	N/A	(2)	N/A	(2)
Other data:
Weighted average annualized yield on income producing assets at fair value(3)			8.4		8.1		9.3%		6.4%
Number of portfolio companies at period end			94		95		60		56

(1)	Includes the financial information of GCMF for the period prior to our conversion to a Delaware corporation.

(2)	Per share data are not provided as we did not have shares of common stock outstanding or an equivalent prior to the initial public offering on April 14, 2010.

(3)
Weighted average yield on income producing investments is computed by dividing (1) annualized interest income (other than interest income resulting from amortization of fees and discounts) on accruing loans and debt securities by (2) total income producing investments at fair value.

	Golub Capital BDC			GCMF
	, 20	, 20	September 30, 2010	September 30, 2009	September 30, 2008	September 30, 2007
	(unaudited)					(unaudited)
			(in thousands)
Balance sheet data at period end:
Investments, at fair value	$	$	$344,869	$376,294	$135,476	$201,147
Cash and cash equivalents			92,990	30,614	4,252	4,237
Other assets			4,904	2,214	1,213	2,819
Total assets			442,763	409,122	140,941	208,203
Total liabilities			182,222	316,370	124,088	174,722
Total net assets			260,541	92,752	16,853	33,481

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION,
RESULTS OF OPERATIONS AND CASH FLOWS

The following discussion and analysis of our financial condition, results of operations and cash flows should be read in conjunction with “Selected Financial and Other Information” and the financial statements and the related notes thereto of us and our predecessor, GCMF, appearing elsewhere in this prospectus supplement and accompanying prospectus. On April 13, 2010, Golub Capital BDC LLC converted from a Delaware limited liability company into a Delaware corporation and elected to be regulated as a business development company under the 1940 Act. In this conversion, which we refer to as the BDC Conversion, Golub Capital BDC, Inc. assumed the business activities of Golub Capital BDC LLC and became the sole surviving entity. As a result of the conversion, GCMF became a wholly owned subsidiary of Golub Capital BDC, Inc. At the time of the BDC Conversion, all limited liability company interests were exchanged for 8,984,863 shares of common stock in Golub Capital BDC, Inc. Immediately prior to the BDC Conversion, the limited liability company interests were owned by investment vehicles managed by Golub Capital. For periods prior to April 13, 2010, the consolidated financial statements and related footnotes reflect the performance of Golub Capital BDC LLC and its predecessor, GCMF. The information in this section contains forward-looking statements that involve risks and uncertainties. Please see “Risk Factors” and “Special Note Regarding Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements.

[Insert Management’s Discussion and Analysis of Financial Condition, Results of Operations and Cash Flows from most recently filed Quarterly Report on Form 10-Q prior to offering.]

LEGAL MATTERS

Certain legal matters regarding the securities offered by this prospectus supplement will be passed upon for us by Dechert LLP, Washington, D.C. Dechert LLP has from time to time represented GC Advisors and the underwriters on unrelated matters.  [Certain legal matters in connection with the securities offered hereby will be passed upon for the dealer manager by                 ,                 ,                 .]

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements of Golub Capital BDC, Inc. and Subsidiaries (the Company) (formerly known as Golub Capital BDC LLC and Golub Capital Master Funding LLC) as of September 30, 2010 and 2009 and for the three years ended September 30, 2010 appearing in this Prospectus and the Registration Statement have been audited by McGladrey & Pullen, LLP, an independent registered public accounting firm, as stated in their report appearing elsewhere herein, which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s investments whose fair values have been estimated by management, and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form N-2, together with all amendments and related exhibits, under the Securities Act, with respect to our shares of common stock offered by this prospectus supplement and the accompanying prospectus. The registration statement contains additional information about us and our shares of common stock being offered by this prospectus supplement and the accompanying prospectus.

We file with or submit to the SEC annual, quarterly and current reports, proxy statements and other information meeting the informational requirements of the Exchange Act. You may inspect and copy these reports, proxy statements and other information, as well as the registration statement and related exhibits and schedules, at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549-0102. You may obtain information on the operation of the Public Reference Room by calling the SEC at (202) 551-8090. We maintain a website at www.golubcapitalbdc.com and make all of our annual, quarterly and current reports, proxy statements and other publicly filed information available, free of charge, on or through our website. Information contained on our website is not incorporated into this prospectus, and you should not consider information on our website to be part of this prospectus. You may also obtain such information by contacting us in writing at 150 South Wacker Drive, Suite 800, Chicago, IL 60606, Attention: Investor Relations. The SEC maintains a website that contains reports, proxy and information statements and other information we file with the SEC at www.sec.gov. Copies of these reports, proxy and information statements and other information may also be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549-0102.